Exhibit 99.2

Destination Maternity – Q4 & FY2014 Earnings Call Script (12/4/14)

Operator

[Introduction]

Judd P. Tirnauer, Executive Vice President & Chief Financial Officer

Thank you, operator. Good morning everyone and welcome to Destination Maternity’s fiscal fourth quarter and full year 2014 conference call. The earnings release that was disseminated this morning is available on the investors section of our website. The earnings release contains definitions of various financial terms as well as reconciliations of certain non-GAAP financial measures we will be discussing in today’s call.

This call will include certain forward-looking statements within the meaning of the Federal Securities laws. These statements relate to expectations, beliefs, projections, trends, and other matters that are not historical facts and are subject to risks and uncertainties that might affect future events or results. Descriptions of these risks are set forth in the company’s SEC filings.

Also I would like to remind you that today’s call cannot be reproduced in any form without the expressed written consent of Destination Maternity.

Joining me on the call today are Anthony M. Romano, Chief Executive Officer; and Christopher F. Daniel, President. Tony will open with some observations, insights and plans, and I will follow with additional commentary on our financials. Tony will then provide closing remarks, after which, we will be available to take your questions.

It’s now my pleasure to turn the call over to Tony.

Anthony M. Romano, Chief Executive Officer

Thank you, Judd, and good morning everyone. We appreciate you choosing to invest your time with us today.

Before we get started, I would like to say how honored I am to have the privilege to lead the Destination Maternity team as its recently appointed Chief Executive Officer. This organization is comprised of many talented, dedicated and passionate team members. I would like to thank the Board of Directors for their vote of confidence and I look forward to the challenges ahead.

Today we released our results for the quarter and year-ended September 30th, 2014. We are disappointed in our performance for both the quarter and the year. Like most of retail during our fourth quarter, we struggled with the macro-economic environment and traffic was challenging, particularly in our nameplate brick and mortar locations. Additionally, there are things we could have done internally to improve our performance, which I will share a bit more about later.

Since my arrival in mid-August, I have spent a significant amount of time evaluating every aspect of the business and taking a hard look from our customer’s perspective. I’d like to share some of my observations.

During my first fifty days, I traveled to dozens of stores throughout the U.S. and Canada, and listened to all levels of the organization to hear what they had to say about our customer, about our product, and about our tools and processes. In doing so, a number of opportunities for improvement were identified:

•	We have a hard working organization, but one that is much too focused on operations rather than our customers and products;

•	Our stores are difficult to shop, with too much inventory, too many signs, and too many promotional messages;

•	Our product development life cycle is too long, and in need of greater discipline and better integration with business partners;

•	Our allocation methodology does not maximize the right product in the right place at the right time;

•	Our organization spends a significant amount of unproductive time and money converting and reconciling resources and tools to non-retail formats; and

•	Our business has been over-complicated because we do not utilize the traditional 4-5-4 retail calendar format.

Despite all of these challenges, I also witnessed a number of positives:

•	Our two primary merchandise brands, Motherhood and A Pea in the Pod, have strong unaided brand awareness;

•	We achieve best-in-class results in Net Promoter Scores, the measurement of how likely our customers are to recommend our brands to their friends and family;

•	We have strong distribution partners that allow us to reach our customers in many ways and through many channels;

•	The Company has made a smart and significant investment in Customer Relationship Management data and is poised to leverage it;

•	The Company has invested to upgrade to a new, state-of-the-art distribution facility with greater capacity and an improved layout, and in more functional and collaborative offices for its headquarters; and

•	It is most pleasing to report that the team, both new and legacy, appear dedicated to helping reinvigorate the business by working smarter and faster, with greater precision and consistent, customer-focused logic as we move forward.

Importantly, the business model is not broken and the market we serve is still strong. U.S. births have leveled off at approximately four million per year since 2009 and are forecasted at a similar rate through 2017. Of these millions, each “mom-to-be” very much wants to maintain her sense of fashion and style. Simply stated, we are re-dedicating ourselves to providing her with fashion-right products that are both comfortable and functional, helping to keep her unique style while, at the same time, celebrating this amazing time in her life.

With this goal in mind, and based on my observations, we have developed three over-arching, high level initiatives:

•	One, to become more customer focused and product centric;

•	Two, to aggressively manage our inventory, both quantitatively and qualitatively; and

•	Three, to build a winning culture.

Each of these initiatives has a multi-step action plan. Some will provide immediate benefits, while others will take time to mature.

First, we are changing our fiscal year to align with the traditional 4-5-4 retail calendar ending with January. Making this change will help us make smarter, more consistent product decisions; plan more thoughtfully our marketing and promotional activities; and reduce the learning curve for new experienced retail hires. Shifting to the retail calendar will impact almost every facet of our business positively. To be clear, let me emphasize, this change has absolutely nothing to do with finance or accounting requirements. It is being undertaken solely on the basis of the operational benefits.

The fiscal year change will be effective February 1, 2015, the start of our new 2015 fiscal year that will end January 30, 2016. Judd will address this change in more detail later.

Regarding product initiatives, we are now utilizing as our development backbone a new and much improved Product Life Cycle calendar reducing our product lead-time by 7 weeks. This will put us on par with other vertically integrated specialty retailers, and improve our fashion based decisions and product assortments. While our first delivery operating in this time frame will be Fall 2015, we will see smaller, incremental benefits throughout 2015 starting in late spring; for example, stores with less clutter, stronger visual presentations and clearer promotional messaging.

We are committed to placing our customer in the center of all of our decision-making: she must be in the room and have a voice in each decision we make. Looking through her eyes, we recognize an opportunity to improve our signage, simplify our promotions, and make our visual presentations more impactful. We are re-platforming our website, improving imagery and functionality, and providing greater differentiation for A Pea in the Pod from our Motherhood brand. We will seek to create a seamless experience for our millennial customer who clearly prefers social engagement from her favorite brands.

We also believe our customers will like our unique offers specific to her stage of pregnancy. This capability was launched in early November, is currently in beta testing, and will be ramped up throughout 2015.

As you have seen from the fourth quarter gross margins, we have already begun to more aggressively manage our inventory, quantitatively. We will be more disciplined with product flow and manage to appropriate quarterly and seasonal levels through timely, in-season markdowns. We anticipate the need to cycle through at least a couple of seasons until on-order inventory more appropriately reflects new SKU depth and breadth before normalizing. The ultimate goal is to drive both top line and gross margin dollar growth.

Qualitatively, we will upgrade our offerings. We must be more wear-now every season. We will deliver assortments that provide a variety of choices that easily work together as outfits helping us to drive higher conversion rates, with increases in units per transaction and average dollar sale in her basket.

None of this is possible without our third initiative: building a winning culture. We will seek to improve each and every day, personally and professionally, individually and collectively, in an organization that is driven by respect, performance and integrity. Most importantly, we recognize that attracting and retaining key talent is the critical ingredient of all successful businesses.

Some of these initiatives will take more time to implement and generate results than others. But, through a combination of successes we will improve the shopping experience, drive sales growth and inventory productivity, and generate long-term shareholder value.

Now, I’ll turn the call over to Judd to discuss the financials and the details related to the change of our fiscal year end.

Judd P. Tirnauer, Executive Vice President & Chief Financial Officer

Thanks, Tony.

With the change to our fiscal calendar and the initiation of various strategic initiatives just described, I will only briefly cover the fourth quarter and full year results and then discuss the fiscal calendar change.

Net sales for fiscal 2014 were $517 million compared to $540 million last year. For the quarter, net sales were $122 million compared to $128 million a year ago. The decrease in sales was due primarily to a decrease in comparable sales and the continued efforts to close underperforming stores. For the year, our calendar adjusted comparable sales decreased 3.7% compared to an increase of 3.2% in fiscal 2013. For the quarter, our calendar adjusted comparable sales decreased 4.8% compared to an increase of 1.2% in last year’s fourth quarter.

Adjusted EBITDA before other charges was $36.8 million for fiscal 2014 versus $54.0 million in fiscal 2013. For the quarter, adjusted EBITDA before other charges was $2.2 million compared to $11.7 million a year ago.

Adjusted EPS was 79 cents for the year compared to $1.69 for fiscal 2013. For the quarter, adjusted EPS was a net loss of 14 cents compared to net income of 33 cents a year ago.

Additional details about the quarter and full year financial results are included in the earnings release which can be found on the investors section of our website.

Turning to the change of our fiscal year end. As Tony stated, we are changing our fiscal year end from September 30th to the Saturday nearest January 31st. The fiscal year end change will align the Company’s reporting cycle with the National Retail Federation fiscal calendar and is expected to provide for more consistent quarter-to-quarter comparisons, as well as, and most importantly, those benefits outlined earlier by Tony. The change will be effective with the Company’s fiscal year 2015, which will begin February 1, 2015 and end January 30, 2016, and will result in a four-month transition, or stub period, beginning October 1, 2014 and ending January 31, 2015. We plan to announce the actual results of this stub period with an earnings release and conference call in March 2015.

With respect to guidance for the stub period, we are looking to reduce the current rate of decline in our comparable sales. In addition, as we continue to aggressively manage our inventory, we expect to see a year-over-year decline in gross margin during the stub period similar to the decline we experienced in the fourth quarter of fiscal 2014.

Also, during the stub period, we expect to incur other charges of approximately $5.8 million, comprised of the following: (1) approximately $3.1 million of severance and other charges related to management and organizational changes; (2) approximately $1.5 million of charges related to the change in the fiscal year; and (3) approximately $1.2 million of charges related to the relocation of our headquarters and distribution facilities.

Turning to selected cash flow information for the stub period, we expect to have approximately $22 million in capital expenditures, including $14 million related to the relocations and $8 million of additional capital expenditures related to store relocations, remodels and new stores, as well as continued investment in information systems and technology. It should be noted however, that, related to the relocation, we expect to receive a total of $19 million of cash during the stub period, comprised of $15 million from capital equipment financing and an additional $4 million in tenant allowance. Further, we anticipate that once we are fully operational in our new facilities, that our ongoing annualized after-tax cash benefit from the relocations will be approximately $4 million.

In closing, we remain focused on increasing shareholder value, and as appropriate, providing returns to our shareholders, as evidenced by our Board’s recent approval of our quarterly dividend.

I’ll now turn the call back over to Tony.

Anthony M. Romano, Chief Executive Officer

Thanks, Judd

I am optimistic about the opportunities for our Company. As we progress through the coming year, our strategic and tactical actions will take time to develop. Early successes will be foundational, and therefore, may not be easily discernable. Nonetheless, please be assured, we are moving quickly and thoughtfully to improve our business to provide our shareholders with a growing return on their investment and our customers with great experiences.

As a life-event specialty apparel retailer, we are fortunate and privileged to share in one of the most special, exciting and transformative times in our customers’ lives. We want to emotionally connect with her by providing fashion-right choices that reflect her every day style, with comfortable and functional fits that help her to look, feel and be her best.

We enthusiastically look forward to our future, together.

Thank you.

At this point, Judd, Chris and I will take your questions.